UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 22, 2005

Fog Cutter Capital Group Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1410 SW Jefferson Street, Portland, OR 97201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2005, Fog Cutter Capital Group Inc. (the “Company”) (OTC: FCCG) announced in a Form 8-K filed with the Securities and Exchange Commission, that the Board of Directors had re-appointed Andrew A. Wiederhorn as Chairman of the Board of Directors and as Chief Executive Officer of the Company, following his return to the Company from a leave of absence.  This action was taken after giving the Bureau of Prisons (“BOP”) notice of the intent to do so and receiving the BOP’s written approval. However, on October 14, 2005, the BOP notified Mr. Wiederhorn that serving as CEO may conflict with a BOP policy requiring “supervision” of a person in a work release program.  As a result, the Company decided to return Mr. Wiederhorn to the position of Chief Strategic Officer for the balance of the period Mr. Wiederhorn would be in a BOP work release program. The work release program was completed on November 22, 2005 and Mr. Wiederhorn has no continuing oversight from the BOP.  Therefore, effective November 22, 2005 Mr. Wiederhorn has assumed the duties and responsibilities of Chairman and Chief Executive Officer.

In connection with Mr. Wiederhorn’s reappointment, on November 22, 2005, Donald J. Berchtold resigned as Chief Executive Officer, after serving in that position during Mr. Wiederhorn’s 14-month leave of absence. Mr. Berchtold will remain with the Company as a director and senior vice president.  Mr. Berchtold is Mr. Wiederhorn’s father-in-law.

The leave of absence resulted from Mr. Wiederhorn’s settlement with the federal government regarding its investigation into Capital Consultants, Inc. (the “Settlement”).  Under the Settlement terms, Mr. Wiederhorn pled guilty on June 3, 2004 to two federal counts and was sentenced to 18 months incarceration and fined $2.0 million.  The first count, a violation of an ERISA provision, involved a federal law that required no criminal intent and for which his reliance on the advice of counsel was not a defense. The second count related to a violation involving a deduction on a personal tax return.  The deduction was structured and approved by Mr. Wiederhorn’s tax advisors and did not reduce Mr. Wiederhorn’s tax liability or reduce the government’s tax collections.  The charges to which Mr. Wiederhorn has pled guilty pursuant to the Settlement were not based upon any acts or omission involving the Company or Mr. Wiederhorn in his capacity as an officer or director of the Company.

In entering into the leave of absence agreement, the Company’s Board of Directors considered the nature of the statutes to which Mr. Wiederhorn pled and the fact that he relied on the advice of expert legal counsel and a national accounting firm.  The Board also believed it was important to assure Mr. Wiederhorn’s return to active involvement with the Company because of his expertise and knowledge and to preserve a significant business relationship and the value of the Company’s investments.

Mr. Wiederhorn will resume service under his existing Employment Agreement with the Company. Mr. Wiederhorn’s employment agreement is described in detail in the Company’s annual report on From 10-K for the year ended December 31, 2004 and has been previously filed with the Securities and Exchange Commission as Exhibit 10.3 to the Company’s current report on Form 8-K filed on August 13, 2003.

Mr. Wiederhorn, 39, has been a director, the Treasurer and the Secretary of the Company since its formation.  Mr. Wiederhorn was previously Chief Strategic Officer from August 2004 to November 2005, Co-Chairman and the Co-Chief Executive Officer from June 2004 to August 2004 and Chairman and Chief Executive Officer from the Company’s formation until June 2004.  Until August 1999, Mr. Wiederhorn was also chairman of the board of directors, chief executive officer, secretary and treasurer of Wilshire Financial Services Group Inc., a public company which was principally engaged in mortgage loan purchasing and investing in mortgage-backed securities.  In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation, and served as its and certain of its subsidiaries chief executive officer until August 1999.  Mr. Wiederhorn holds a B.S. degree in Business Administration from the University of Southern California.

Certain Relationships and Related Transactions

Loans to Mr. Wiederhorn.  Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had negotiated employment agreements with senior executives, which allowed these executives to borrow a specified maximum amount from the Company to purchase Common Stock.  These loans are full recourse, secured loans bearing interest at the prime rate.  At December 31, 2004 the Company had outstanding stock purchase loans to Mr. Wiederhorn, including accrued interest, of approximately $1.0 million.  The Company is not obligated to make additional advances on loans under the employment agreements, and all other loans to executive officers have been paid in full.  The loans to Mr. Wiederhorn are described in detail in the Company’s annual report on the Form 10-K for the year ended December 31, 2004.

Repayment of Loan to Executive Officer.  On November 15, 2005, the Company received payment in full on a $2.0 million loan which had been made to Mr. and Mrs. Andrew A. Wiederhorn prior to the passage of the Sarbanes-Oxley Act of 2002.  This loan was originally funded in July 2002 and was not connected with the Leave of Absence Agreement dated as of June 2, 2004 between the Company and Mr. Wiederhorn.  The loan was full recourse to Mr. and Mrs. Wiederhorn and was secured by trust deeds on two personal residences located in Oregon.  During the term the loan was outstanding, the Company received monthly interest payments of 8.5% per annum.

Fog Cutter Long-Term Vesting Trust.  In the fourth quarter of 2000, the Company established a trust which purchased 525,000 shares of the Company’s Common Stock from an unrelated stockholder.  The Company’s contribution to the trust of approximately $1.3 million was included in compensation expense for the year ended December 31, 2000.  The Trust was established for the benefit of the Company’s employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company’s stockholders.  While these shares are held in trust, they will be voted ratably with ballots cast by all other stockholders.  Using the retained earnings on trust assets, the trust has subsequently purchased approximately 243,000 in additional shares of Common Stock from various stockholders.

Mr. Wiederhorn, K. Kenneth Kotler and Don H. Coleman are the trustees of the trust.  Pursuant to the terms of the trust, the trustees will, from time to time, allocate the shares to the Company’s employees.  An employee shall not have any rights with respect to any shares allocated to him or her unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares; provided however, that the trustees and the Company may agree in writing that the period of service need not be continuous for an officer or employee who leaves the Company for a period of not more than 36 months.  The trustees and the Company agreed that Mr. Wiederhorn need not provide continuous service and may leave the Company for a period of not more than 36 months without forfeiting his beneficial rights under the Trust.  Upon the employee’s completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.  As of October 31, 2005, the trustees had allocated 572,000 shares to the Company’s employees and directors.

Call Option.  On March 14, 2005, the Company exercised an option (the “Call Option”) to acquire 423,245 shares of the Company’s Common Stock from Mr. Wiederhorn, for an exercise price of $3.99 per share.  The Call Option had been acquired from Mr. Wiederhorn on April 27, 2004. The original purchase price for the Call Option was $750,000, resulting in an “all-in” cost to the Company on exercise of approximately $5.76 per share.  The aggregate price to the Company on exercise of $5.76 per share represented a premium to the Company’s book value per share and market price per share at the time the Call Option was purchased.  The exercise price for the shares was less than the Company’s book value per share and approximated the recent trading range of the stock in the marketplace.   At the time the Call Option was purchased, the Company and its directors also considered the following factors:  (1) the potentially negative impact on the Company’s share price if the shares under the Call Option were disposed of publicly; (2) the Company’s favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction that would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company once the Company exercises the Call Option.  The Board of Directors reviewed the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Business Use of Private Aircraft.  During 2004, the Company paid $342,000 to Peninsula Capital Partners LLC, an entity owned by Mr. Wiederhorn, for the Company’s business use of certain private aircraft.  The Board of Directors is aware of the relationship and approved the fees for the use of the aircraft.  The fee paid is a reimbursement of costs for the Company’s use of the aircraft.  As of October 31, 2005, no costs had been incurred during 2005 from Peninsula Capital for the use of private aircraft.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 22, 2005

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ R. Scott Stevenson
R. Scott Stevenson
Senior Vice President and
Chief Financial Officer